EXHIBIT 10.3
AMENDED AND RESTATED
ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT
     THIS AMENDED AND RESTATED ACCOUNTING AND ADMINISTRATIVE SERVICES AGREEMENT (“Agreement”), dated effective as of February 27, 2007 (“Effective Date”), is made by and between PROINVEST REALTY ADVISORS LLC (“Proinvest”), a Texas limited liability company, and SENEGA MORTGAGE COMPANY LLC (“Seneca”), a Texas limited liability company.
WITNESSETH:
     WHEREAS, Proinvest has been formed for the purpose of organizing, capitalizing, and managing various real estate investment funds (any one, “Fund”; all together, “Funds”) which will be intended to own, develop, and operate commercial and other real estate projects in the State of Texas, and elsewhere; and
     WHEREAS, Proinvest has organized Proinvest Realty Fund LLC (“First Fund”), a Delaware limited liability company, which will be the first of the Funds and which is intended to own, develop, and operate commercial real estate and other real estate projects in the State of Texas, and elsewhere; and
     WHEREAS, to promote economies of scale and efficient and cost effective operations, Proinvest desires to engage the accounting and administrative services (“Services”) of Seneca as an independent contractor to furnish certain financial, accounting, bookkeeping, and administrative services to and on behalf of Proinvest, the Funds, and each of the special purpose entities (any one “SPE;” all together, “SPE’s”) intended to be formed by each of the Funds to acquire specific real estate assets, and Seneca desires to provide the Services to and on behalf of Proinvest, the Funds, the First Fund, and the SPE’s (all together, “Proinvest Group”), in consideration of the payment to Seneca of the Service Fee (hereinafter defined) as specified herein; and
     WHEREAS, Proinvest and Seneca propose that Seneca, through its capital markets and mortgage banking operations, assist the Managing Directors (“Managing Directors”) of Proinvest and the officers (“Officers”) of Proinvest in the intermediation between the business operations and strategies of Proinvest and the capital markets; and
     WHEREAS, Proinvest and Seneca propose that Seneca provide oversight, in conjunction with the Managing Directors and the Officers, of (a) the treasury function of the entities within the Proinvest Group, including the cash management, financing and banking relationships, and risk management Junctions, (b) the control function of the entities within the Proinvest Group, including accounting, audit, tax management, payroll, records, budgeting and internal and external reporting functions (including reporting under the Securities Act of 1933, the Securities Exchange Act of 1934, and Sarbanes-Oxley), (c) the management of the information systems of the entities within the Proinvest Group, and (d) the integration of the finance strategies of the entities within the Proinvest Group into the business and operations of the entities within the Proinvest Group, and the execution of those strategies;

     WHEREAS, Proinvest and Seneca entered into that certain Accounting and Administrative Services Agreement (“Original Agreement”), dated February 27, 2007, and Proinvest and Seneca now propose to modify and amend certain of the terms and conditions of the original Agreement;
     NOW, THEREFORE, for and in consideration of the sum of $10, and other good, valuable, sufficient, and received consideration, Proinvest and Seneca hereby agree as follows:
     Section 1. Status of Seneca. Seneca shall provide to and on behalf of the entities within the Proinvest Group the Services, as described herein. With respect to each of the entities within the Proinvest Group, Seneca shall at all times be an independent contractor. No provision hereof shall be construed to constitute Seneca or any of its officers or employees as an employee of Proinvest or any entity within the Proinvest Group. Subject to the adoption of a formal resolution of the Managing Directors, Warner E Stone (“Stone”) or a designee of Stone will be appointed the Executive Vice President, (Acting) Chief Financial Officer, and (Acting) Treasurer and Controller of Proinvest in furtherance of the provision by Seneca of the Services, to serve at the pleasure of the Managing Directors. Neither Stone nor a designee of Stone shall be an employee of Proinvest, and Stone or any designee of Stone shall at all times be and remain an employee of or contractor with Seneca compensated solely by Seneca. As soon as practicable, a new member or members of the senior management of Proinvest will be recruited by the Managing Directors and Seneca to become the Chief Administrative Officer, the Chief Financial Officer, the Controller, and the Treasurer of Proinvest, in each instance with such duties and responsibilities commensurate with such titles as the Managing Directors may determine, and reporting to the Chief Operating Officer of Proinvest.
     2. Bookkeeping and Administrative Services. Seneca shall utilize such existing or newly-employed staff (“Seneca Staff”) of Seneca as necessary to provide the Services, and as may be approved by the Managing Directors. Proinvest and Seneca presently contemplate that the Seneca Staff shall initially consist of a staff level property acquisition analyst, reporting to the Chief Acquisitions Officer of Proinvest, and 2 staff level accounts or bookkeepers reporting to the Controller and the Chief Administrative Officer of Proinvest. At such time as the Managing Directors deem reasonable and prudent, those employees on the Seneca Staff who have been employed by Seneca solely in support of the provision of the Services to entities within the Proinvest Group will become employees of Proinvest. The Services to be provided to entities within the Proinvest Group by Stone and the Seneca Staff shall be as follows:
     (a) Accounting.
          (i) Books and Records. Upon receipt from the respective entities within the Proinvest Group of all necessary supporting documentation and information, Seneca will provide all accounting, bookkeeping, and record keeping services for and on behalf of each of the entities within the Proinvest Group, including the maintenance of all books and records, preparation of all financial and other reports required to be delivered by the entities within the Proinvest Group to other parties, including regulatory authorities such as the Securities and Exchange Commission (“SEC”), pursuant to the terms of the applicable operating agreements, asset management agreements, management agreements, or otherwise. Under the supervision of Proinvest and Stone, Seneca shall establish a company chart of accounts for each entity within the Proinvest Group acceptable to Proinvest and maintain a cash basis set of books of account for Proinvest and for each entity within the Proinvest Group. Seneca shall prepare monthly statements of operations (any one, “Statement of Operations;” all together, “Statements of Operations”) for each entity within the Proinvest Group using the approved chart of accounts, with the statements reflecting monthly and year-to-date actual results, benchmarked against the Budgets (hereinafter defined), Seneca shall prepare the Statements of Operations, general ledger reports, and related schedules and spreadsheets (all together, “Monthly Reports”). The date for completion of the Monthly Reports will be the 10th calendar day of each calendar month as to operations for the then immediately preceding calendar month. At year-end, Seneca shall calculate and book fixed asset depreciation for personal property purchased and/or owned by each entity within the Proinvest Group and prepare a year-end Statement of Operations and detailed general ledger report for each entity within the Proinvest Group. Seneca will maintain a fixed asset tracking system for the purchase, depreciation, and disposal of the personal property of each entity within the Proinvest Group. All such books, records, and reports shall be maintained and prepared in Proinvest standard formal, consistent with the accounting records, financial statements, and other reports prepared by Seneca for itself and other related companies.
          (ii) Tax Returns. Seneca will coordinate the preparation of all federal, state, and local income tax returns required to be prepared and filed by entities within the Proinvest Group. All year-end Statements of Operations and necessary supporting schedules shall be delivered by Seneca to outside certified public accountants (“Outside CPA’s”) retained by entities within the Proinvest Group, as designated by Proinvest from time to time, for tax return preparation. Seneca shall consult with the Outside CPA’s, the Managing Directors, and the Officers in the tax return preparation and filing process. Seneca will coordinate the filing of all tax return amendments, protests, appeals, and other proceedings pertaining to the calculation of taxes due or the payment thereof by entities within the Proinvest Group.
          (iii) Bank Accounts. Seneca will coordinate the opening of operating and other bank accounts (“Bank Accounts”) for entities within the Proinvest Group at such bank, banks, or other depository financial institutions as may be designated by Proinvest, from time to time. Each entity within the Proinvest Group will provide to Seneca all required tax identification numbers, organizational documents, and lists of authorized check signatories, with appropriate authorizing resolutions, for the Bank Accounts. Only the Managing Directors, and authorized and designated Officers and staff of Proinvest, shall be authorized check signers.
          (iv) Cash Management. Seneca will maintain and effect documented, established methods for cash management and liquidity for the entities within the Proinvest Group.
          (v) Accounts Receivable and Payable. Seneca will supervise and coordinate the payment of all expenses of the entities within the Proinvest Group, and will maintain all records with respect thereto. Seneca will designate a member of the Seneca Staff to handle all accounts receivable and payable of entities within the Proinvest Group. Seneca will receipt for or acknowledge and deposit all revenues received by entities within the Proinvest Group and post the receipts to the respective books of the entities within the Proinvest Group. Seneca will receive and code all accounts payable and present copies thereof to the President or Executive Vice President of Proinvest, or to any Managing Director designated by the President or Executive Vice President of Proinvest for such purpose, for approval. After such approval, the accounts payable will be input into the accounts payable system of the affected entity within the Proinvest Group for payment. Approximately 3 times each calendar month, Seneca will generate a voucher selection report and will consult with the President or Executive Vice President of Proinvest, or with any Managing Director designated by the President or Executive Vice President of Proinvest for such purpose, to determine the items selected for payment in each check run. After the voucher selection report is so approved, checks will be run on magnetic ink character recognition imprinted check stock and presented to the President or Executive Vice President of Proinvest, or to any Managing Director designated by the President or Executive Vice President of Proinvest for such purpose, for payment. After signature, Seneca will route or mail the appropriate checks to the designated payees, Seneca will accommodate special out-of-sequence check runs on a limited, on-demand basis. In all cases, check tissues (copies) and paid invoices will be maintained by Seneca in an orderly system of files established for each of the entities in the Proinvest Group. Charges to the general ledger cash balance for each entity within the Proinvest Group will be posted on a daily basis. Seneca will reconcile statements on the Bank Accounts of each entity within the Proinvest Group on a monthly basis by a member of the Seneca Staff other than the check issuers or signers. Checks written out of any operating account of any Fund are anticipated to include cash distributions to investors, fees and expense reimbursements, and other non-property specific expenses.
          (vi) Insurance. Seneca will place company multi-peril and commercial general liability insurance coverages for the properties owned by, and for, entities within the Proinvest Group pursuant to specifications determined by Proinvest, from time to time. The selection of insurers, changes in insurers, types and amounts of coverages, policy terms and conditions, and premiums are subject to the prior approval of Proinvest.
          (vii) Coordination of Property Level Accounting. Seneca will be responsible for all property level accounting pursuant to property management agreements entered into by Proinvest with the Funds and/or the SPE’s. Reports generated by Seneca on a property specific basis shall be provided by an accounting assistant employee of Seneca (“Fund Accountant”) added to the Seneca Staff when determined reasonable, necessary, and prudent by Proinvest. The Fund Accountant shall consolidate the property level financial information and accounts under the supervision of a senior accounting assistant employee of Seneca (“Portfolio Accountant”) and the Controller of Proinvest into consolidated statements of operations and balance sheets of the Funds.
          (viii) Property Taxes. Seneca will coordinate the payment of all property taxes due from entities within the Proinvest Group through the accounts receivable and payable process and shall consult with and advise the entities within the Proinvest Group and monitor the conduct of all tax appeals, protests, and contests.
          (ix) Budgets. All of the ongoing expenses of the operations of entities within the Proinvest Group shall be made pursuant to operating budgets (“Operating Budgets”) prepared by

Seneca and approved by Proinvest, from time to time, as determined to be reasonable, necessary, and prudent by Proinvest.
     (b) Administration.
          (i) Purchasing. Seneca will assist the entities within the Proinvest Group in the establishment of vendor accounts and specifications for furniture, fixtures, equipment, supplies, and services, to the end of enabling the Proinvest Group to benefit from all reasonably available discounts, preferences, or other purchasing advantages available to Seneca and to facilitate billing and payment therefor as a part of the Services.
          (ii) Payroll and Employee Benefits Seneca will provide all payroll services for entities within the Proinvest Group, including provision and coordination of such employee benefits and health insurance coverage as Proinvest may approve, from time to time.
          (iii) Coordination with SPE Property Management Services. Seneca will consult with and assist entities within the Proinvest Group in the preparation of and, at the direction of Proinvest, will prepare financial projections, business plans, and budgets for the entities within the Proinvest Group, as required from time to time under applicable operating agreements, asset management agreements, and property management agreements. Such financial projections, business plans, and budgets will be based upon information furnished to Seneca by the entities within the Proinvest Group, and will be in a standard Proinvest format, consistent with such plans and budgets prepared by Seneca for itself.
     (c) Other.
          (i) Consulting. Seneca shall, from time to time, as requested by Proinvest, consult with and advise entities within the Proinvest Group as to the process of planning and strategy of business and operations, the development of measurements that have a strategic focus balanced between operations and finance and which are predictive rather than reactive, the provision of information and analysis providing insight into the creation of value and the progress in creating value is matched against strategic objectives, and major financial initiatives.
          (ii) Third Party Service Providers Seneca will, in cooperation with the Managing Directors and the Officers, select and manage third party, finance related service providers to entities within the Proinvest Group, including accountants, auditors, tax consultants, banks, mortgage bankers, and insurance agents and brokers.
     Section 3. Services Not Exclusive. Proinvest recognizes that the Services will not be exclusive to the entities within the Proinvest Group and that Seneca will be providing similar services to other independent third parties and to affiliates of Seneca which operate independently of the entities within the Proinvest Group in other real estate and financial markets, but which are organized and operate within a corporate and operational framework of accounting and administrative services sharing substantially similar to that of Seneca with the entities within the Proinvest Group.

     Section 4. Compensation Accounting and Administrative Services. For and in consideration of the Services, (a) Seneca shall receive a 20% equity ownership interest in Proinvest, plus (b) an aggregate monthly fee (“Services Fee”) in the amount of $16,861 for the calendar months of April, 2007 through and including December, 2007, and thereafter in an amount as determined by negotiation between the Proinvest and Seneca based on the share of the costs and expenses to Seneca in providing the Services, including the proportionate share of the reasonable overhead expenses of Seneca attributable to maintaining the executive, bookkeeping, accounting, administrative, support staff, facilities, and equipment necessary so as to enable Seneca to continue to provide the quality and availability of the Services necessary to promote the efficient, cost-effective, and superior operation of the entities within the Proinvest Group. From and after the Effective Date until the earlier to occur of either the first annual determination of the Services Fee as hereinafter specified in this Section 4 or the organization by Proinvest of another of the Funds other than the First Fund, the Services Fee shall be apportioned and allocated $2,500 to Proinvest and $14,361 to the First Fund. Incident to any such Services Fee negotiation, Proinvest shall have the right to reasonably review the pertinent aspects of the annual operating budget of Seneca, including without limitation, the compensation levels for the Seneca Staff and other employees and staff members of Seneca dedicated or allocated to the provision of the Services. The share of such costs and expenses of Seneca taken into account in any such Services Fee negotiation will be determined on a fair and equitable basis and will based upon their relative use and in comparison with that of the other Seneca accounting and administrative service clients. The Services Fee shall be determined and equitably apportioned and allocated within the Proinvest Group not less frequently than annually and shall be increased or decreased and re-apportioned and re-allocated, as necessary, based upon the overall operating costs and expenses of Seneca during the previous calendar year, the relative use of entities within the Proinvest Group of the Services during the previous calendar year, the projected overall operating costs and expenses of Seneca for the next ensuing calendar year, and the projected use by entities within the Proinvest Group of the Services during the next ensuing calendar year. To the maximum extent practicable, specific costs and expenses which are attributable solely to an entity within the Proinvest Group shall be billed by Seneca directly to such entity and shall not be included as part of the overall operating costs and expenses of Seneca for purposes of determining the Services Fee. If the term of this Agreement expires or is terminated on a date other than the last day of a calendar month, Proinvest shall pay to Seneca on the first day of the last calendar month of the term, a pro rata portion of the last monthly Services Fee based upon the actual number of days in such month.
     Section 5. Liability of Seneca. Seneca shall not be liable to any entity within the Proinvest Group except for willful breach, gross negligence, or willful misconduct of Seneca, the Seneca Staff, or the other employees or agents of Seneca in the performance of the Services.
     Section 6. Non-Delegation of Duties. The duties of Seneca hereunder may not be delegated or assigned, in whole or in part, by Seneca to any third party without the prior written consent of Proinvest.
     Section 7. Term and Termination. The term of this Agreement shall commence as of the date hereof and shall continue until the first to occur of (a) the dissolution of Proinvest, or (b) dissolution of Seneca, or (c) the expiration of 90 calendar days after written notice from Seneca to Proinvest, or from Proinvest to Seneca, of an election to terminate this Agreement. If this Agreement is so terminated, Proinvest and Seneca shall each be released from all further obligations and liabilities hereunder with respect to the Services other than those incurred on or before the date of such termination, and except as provided for in Section 12 and Section 13 hereof.
     Section 8. Turn-Over of Property and Information on Termination. With respect to the termination of this Agreement, Seneca shall deliver to Proinvest within 15 calendar days after such termination of this Agreement (a) an accounting reflecting the balance of income and expenses of Proinvest and each entity within the Proinvest Group, as of the date of termination, (b) any balance of monies of Proinvest and each entity within the Proinvest Group held by Seneca, and (c) all files and correspondence, and security or other deposits, of Proinvest and each entity within the Proinvest Group, vendor and service contracts, receipts for deposits, books, records, plans, specifications, personal property, keys and access cards, marketing information, insurance policies, unpaid bills, and all other property, records, and financial records, whether in written, graphic, or electronic format. All such materials, items, and information shall be deemed herein to be the sole property of Proinvest and the entities within the Proinvest Group. Upon termination of this Agreement, Seneca shall, to the extent that there are not sufficient funds in the Operating Accounts of Seneca or the entities within the Proinvest Group, forward to affected entity any unpaid bills for authorized expenditures, and such bills shall thereafter be the sole responsibility of Proinvest. Further, any payment for the account of Proinvest or any entity within the Proinvest Group received by Seneca following a termination of this Agreement shall be forwarded in accordance with the written instructions of Proinvest.
     Section 9. Notices. Any notice required or permitted hereunder shall be deemed given when delivered in person or, whether actually received or not, 2 business days after being deposited in a regularly maintain receptacle of the United States Postal Service, as certified mail, return receipt requested, postage prepaid, and addressed (a) if to Proinvest: 8333 Douglas Ave, Ste 1450, Dallas TX 75225-5852, Attn: T E Millard, Executive Vice President, and (b) if to Seneca: 2525 McKinnon St, Ste 330, Dallas TX 75201, Attn: N E Stone.
     Section 10. Governing Law. The terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the State of Texas.
     Section 11. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same document.
     IN WITNESS WHEREOF, Proinvest and Seneca have executed this Agreement on or as of the date first recited.
[Signatures appear on the next page.]

PROINVEST REALTY ADVISORS LLC, a Texas limited liability company
By:	/s/ T E Millard
T E Millard
Executive Vice President

SENECA MORTGAGE COMPANY LLC, a Texas limited liability company
By:	/s/ Warner E Stone
Warner E Stone
President